EXHIBIT 10.55

Amended and Restated

Revolving Credit and Security Agreement

between

SRI/Surgical Express, Inc.

“Borrower”

and

Wachovia Bank, National Association

And

SouthTrust Bank

“Banks”

and

Wachovia Bank, National Association

“Agent”

Dated: As of June 26, 2003

i

	5.2. Maintenance of Business and Properties	10
	5.3. Insurance	10
	5.4. Notice of Certain Events	10
	5.5. Inspections	10
	5.6. Financial Information	10
	5.7. Maintenance of Existence and Rights	11
	5.8. Payment of Taxes, Etc	11
	5.9. Subordination	12
	5.10. Compliance; Hazardous Materials	12
	5.11. Compliance with Assignment Laws	12
	5.12. Further Assurances	12
	5.13. Covenants Regarding Collateral	12

6.	Negative Covenants of Borrower	13
	6.1. Debt	13
	6.2. Liens	13
	6.3. Dividends	13
	6.4. Loans and Other Investments	13
	6.5. Change in Business	13
	6.6. Accounts	13
	6.7. Transactions with Affiliates	14
	6.8. No Change in Name, Offices; Removal of Collateral	14
	6.9. No Sale, Leaseback	14
	6.10. Margin Stock	14
	6.11. Tangible Collateral	14
	6.12. Subsidiaries	14
	6.13. Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets	14
	6.14. Change of Fiscal Year or Accounting Methods	14

7.	Other Covenants of Borrower	15
	7.1. Financial Covenants	15

8.	Default	15
	8.1. Events of Default	15
	8.2. Remedies	17
	8.3. Receiver	17
	8.4. Deposits; Insurance	17
	8.5. Priorities	18
	8.6. Ratable Payments	18
	8.7. Sharing of Payments	18

9.	Security Agreement	19
	9.1. Security Interest	19
	9.2. Financing Statements; Power of Attorney	19
	9.3. Entry	20
	9.4. Other Rights	20
	9.5. Accounts	20
	9.6. Waiver of Marshaling	20
	9.7. Control	20

ii

10.	The Agent	21
	10.1. Appointment and Powers	21
	10.2. Responsibility	21
	10.3. Agent’s Indemnification	21
	10.4. Rights as a Bank	22
	10.5. Credit Investigation	22
	10.6. Disputes	22
	10.7. Unanimous Consent of the Banks	22
	10.8. Resignation	22
	10.9. Expenses	22
	10.10. Agent Capacity	23
	10.11. Unanimous Decisions	23
	10.12. Direct Action	23

11.	Miscellaneous	23
	11.1. No Waiver, Remedies Cumulative	23
	11.2. Survival of Representations	23
	11.3. Indemnity By Borrower; Expenses	23
	11.4. Notices	24
	11.5. Governing Law	25
	11.6. Successors and Assigns	25
	11.7. Counterparts	25
	11.8. Usury	25
	11.9. Powers	25
	11.10. Approvals	25
	11.11. Participations	25
	11.12. Dealings with Multiple Borrowers	25
	11.13. Waiver of Certain Defenses	26
	11.14. Integration	26
	11.15. Limitation on Liability; Waiver of Punitive Damages	26
	11.16. Waiver of Jury Trial	26
	11.17. No Novation; Ratification	27
	11.18. Other Provisions	27

SCHEDULE OF EXHIBITS		29

iii

AMENDED AND RESTATED

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of June 26, 2003, between SRI/SURGICAL EXPRESS, INC. (“SRI”), a Florida corporation “Borrower”), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (“Wachovia”) and SOUTHTRUST BANK, an Alabama banking corporation (“SouthTrust” and together with any other party becoming a “Bank” hereunder, collectively called “Banks”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as Agent hereunder (“Agent”);

W I T N E S S E T H :

In consideration of the premises and of the mutual covenants herein contained and to induce Banks to extend, or continue to extend, credit to Borrower, the parties agree that the Credit Agreement between the parties dated as of February 24, 1999, as amended to date (the “Original Agreement”) is amended and restated in its entirety by this Agreement:

1. Definitions. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in Exhibit 1 hereto.

2. The Loan.

2.1. Revolving Loan. Each Bank agrees, severally and not jointly, on the terms and conditions set forth in this Agreement, to make Advances and to issue letters of credit on behalf of Borrower from time to time during the Revolving Credit Period in amounts such that the aggregate principal amount of Advances and the face amount of any letters of credit issued by such Bank at any one time outstanding will not exceed Bank’s Commitment Percentage of the Maximum Loan Amount (the “Loan” or “Loans”).

2.2. Revolving Notes. The Loans shall be evidenced by two promissory notes, each in the face amount of $15,000,000, payable to Banks (the “Notes”) and the Loans shall be payable in accordance with the terms of the Notes.

2.3. Collections Account.

(a) If required by Agent in its sole discretion, all payments on Accounts and other Collateral shall be forwarded by Borrower to the Collections Account; provided, however, Agent, in its sole discretion, after Default may require Borrower to establish a lockbox under the control of Agent to which all Account Debtors shall forward payments on the Accounts. Borrower shall pay all of Agent’s standard fees and charges in connection with such lockbox arrangement (if any) and Collections Account as such fees and charges may change from time to time. In the event Agent requires a lockbox arrangement hereunder, Borrower shall notify Account Debtors on the Accounts to forward payments on the Accounts to the lockbox; provided, however, that after Default Agent shall have the right to directly contact Account Debtors at any time to ensure that payments on the Accounts are directed to the lockbox. All payment items received by Borrower on Accounts and sale of Inventory and other Collateral shall be held by Borrower in trust for the Secured Parties and not commingled with Borrower’s funds and shall be deposited promptly by Borrower to the Collections Account. All such items shall be the exclusive property of Agent upon the earlier of the receipt thereof by Agent or by

Borrower. Borrower hereby grants to Agent, as agent for the Secured Parties, a security interest in and lien upon all items and balances held in the lockbox and the Collections Account as collateral for the Indebtedness.

(b) Borrower hereby irrevocably appoints Agent (and any duly authorized Person designated by Agent) as Borrower’s attorney-in-fact to endorse Borrower’s names on any checks, drafts, money orders or other media of payment which come into Agent’s possession or control; this power being coupled with an interest is irrevocable so long as any of the Indebtedness remain outstanding. Such endorsement by Agent under power of attorney shall, for all purposes, be deemed to have been made by Borrower (prior to any subsequent endorsement by Agent) in negotiation of the item.

(c) For the purpose of calculating interest due under this Agreement, payment items received into the Collections Account shall be deemed applied by Agent on account of the Secured Obligations as collected by Agent, subject to chargebacks for uncollected payment items. No payment item received by Agent shall constitute payment of any Secured Obligation until such item is actually collected by Agent and credited to the Collections Account; provided, however, Agent shall have the right to charge back to the Collections Account (or any other account of Borrower maintained with Agent) any item which is returned for inability to collect, plus accrued interest during the period of Banks’ provisional credit for such item prior to receiving notice of dishonor.

2.4. Treasury Services. If Borrower subscribes to Wachovia’s treasury services and such services are applicable to Wachovia’s Loan, the terms of such services, as set forth in the Services Agreement, shall control matters related to such services, including but not limited to the manner in which LIBOR Index-Based Rate Advances are made and repaid.

2.5. Advances. Subject to Section 2.4, Advances shall be requested and made as set forth in the Notes; provided, however, that each Bank reserves the right to require a written Advance Request in form satisfactory to it.

2.6. Repayment of Loan.

(a) Interest on the Loan shall accrue and be payable as set forth in the Notes. The Notes provide that the Loan shall mature, and the principal amount thereof and all accrued and unpaid interest, fees, expenses and other amounts payable under the Loan Documents shall be due and payable, on the Termination Date.

(b) Subject to the terms of any Services Agreement to which Borrower may subscribe, Borrower shall make each payment of principal of and interest on the Loan and fees hereunder as provided in the Notes on the date when due, without set off, counterclaim or other deduction, in immediately available funds to each Bank. Whenever any payment of principal of, or interest on, the Loan or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c) Any prepayment shall not affect Borrower’s obligation to continue making payments under any swap agreement (as defined in 11 U.S.C. § 101), which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such swap agreement.

2.7. Overdue Amounts. The Notes provide for payment of interest at the Default Rate set forth in the Notes. Any other payments hereunder not made as and when due shall bear interest from the date due until paid at the Default Rate, in Agent’s discretion.

2.8. Calculation of Interest. All interest under the Notes or hereunder and all fees hereunder shall be calculated on the basis of the Actual/360 Computation, as defined in the Notes.

2.9. Letters of Credit.

(a) At its discretion each Bank (“LOC Issuer”) may from time to time issue, extend or renew letters of credit for the account of Borrower or its Affiliates in an aggregate amount outstanding not exceeding the lesser of (i) the LOC Issuer’s Commitment Percentage of the Maximum Amount less outstanding Advances or (ii) $1,000,000. The availability of Advances under the LOC Issuer’s Loan shall be reduced by outstanding obligations of the LOC Issuer under any letters of credit. All payments made by an LOC Issuer under any such letters of credit (whether or not a Borrower is the account party or drawer) and all fees, commissions, discounts and other amounts owed or to be owed to the LOC Issuer in connection therewith, shall be deemed to be Advances under the LOC Issuer’s Note, shall be secured by the Collateral, and shall be repaid on demand. Borrower shall complete and sign such applications and supplemental agreements and provide such other documentation as the LOC Issuer may require. The form and substance of all letters of credit, including expiration dates, shall be subject to the LOC Issuer’s approval. Borrower unconditionally guarantees all obligations of any Affiliate or other Person with respect to letters of credit issued by the LOC Issuer for the account of such Affiliate or other Person. Upon a Default, Borrower shall, on demand, deliver to Agent good funds equal to the LOC Issuer’s maximum liability under all outstanding letters of credit issued hereunder, to be held as cash Collateral for Borrower’s reimbursement obligations and other Indebtedness.

(b) Any letter of credit issued hereunder shall be governed, as applicable, by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication 500 or any subsequent revision or restatement thereof adopted by the ICC and in use by Bank or the International Standby Practices, ICC Publication 590 or any subsequent revision or restatement thereof adopted by the ICC and in use by the LOC Issuer, except to the extent that the terms of such publication would limit or diminish rights granted to the LOC Issuer hereunder or in any other Loan Document.

2.10. Fees.

(a) Borrower shall pay to each Bank a non-refundable facility fee equal to 0.25% of such Bank’s Commitment Percentage of the Maximum Amount, payable on the date of this Agreement.

(b) Borrower shall pay each Bank a Non-Use Fee equal to the Applicable Margin for Commitment Fee multiplied by the difference between Bank’s Commitment Percentage of the Maximum Amount and the average daily principal amounts outstanding under such Bank’s Note (plus any outstanding stated amounts of letters of credit), calculated in arrears and paid as of the end of each March, June, September and December and on the Termination Date.

(c) At the time of issuance of a letter of credit, the Borrower shall pay the LOC Issuer a fee equal to the Applicable Margin for LIBOR Loans and LOCs multiplied by the stated amount of the letter of credit. The Borrower shall also pay the LOC Issuer’s standard fees for transfers, amendment and draws under letters of credit.

2.11. Statement of Account. If any Bank provides Borrower with a statement of account on a periodic basis, such statement will be presumed complete and accurate and will be definitive and binding on Borrower, unless objected to with specificity by Borrower in writing within forty-five (45) days after receipt.

3. Conditions Precedent to Borrowing. Prior to any Advance, the following conditions shall have been satisfied, in the sole opinion of each Bank and its counsel:

3.1. Conditions Precedent to Initial Advance. In addition to any other requirement set forth in this Agreement, Banks will not make the initial Advance under the Loan unless and until the following conditions shall have been satisfied:

(a) Loan Documents. Borrower and each other party to any Loan Document, as applicable, shall have executed and delivered this Agreement, the Notes, and other required Loan Documents, all in form and substance satisfactory to Banks.

(b) Supporting Documents. Borrower shall cause to be delivered to Banks the following documents:

(i) A copy of the governing instruments of Borrower and each Subsidiary, and a good standing certificate of Borrower and each Subsidiary, certified by the appropriate official of its state of incorporation and the State of Florida, if different;

(ii) Incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of Borrower and each other Person executing any Loan Documents, signed by the Secretary or another authorized officer of Borrower or such other Person, authorizing the execution, delivery and performance of the Loan Documents;

(iii) The legal opinion of Borrower’s legal counsel addressed to Banks regarding such matters as Banks and their counsel may request;

(iv) Satisfactory evidence of payment of all fees due and reimbursement of all costs incurred by Banks, and evidence of payment to other parties of all fees or costs which Borrower is required under this Agreement to pay;

(v) UCC-11 searches and other Lien searches showing no existing security interests in or Liens on the Collateral other than Permitted Liens;

(vi) Any lien waivers required by Banks pursuant to Section 5.13(c) hereof; and

(vii) A satisfactory Perfection Certificate duly completed by Borrower.

(c) Insurance. Borrower shall have delivered to Agent satisfactory evidence of insurance meeting the requirements of Section 5.3.

(d) Perfection of Liens. UCC-1 financing statements and, if applicable, certificates of title covering the Collateral executed by Borrower shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the Security Agreements; and all taxes, fees and other charges in connection with the execution, delivery and filing of the Security Agreements and the financing statements shall duly have been paid.

(e) Intentionally deleted.

(f) Additional Documents. Borrower shall have delivered to Banks or Agent all additional opinions, documents, certificates and other assurances that Banks or Agent or their counsel may require.

(g) Payment of Fees. Borrower shall have paid all fees, costs and expenses as required by the Loan Documents in connection with the Closing.

3.2. Conditions Precedent to Each Advance. The following conditions, in addition to any other requirements set forth in this Agreement, shall have been met or performed by the Advance Date with respect to any Advance Request and each Advance Request (whether or not a written Advance Request is required) shall be deemed to be a representation that all such conditions have been satisfied:

(a) Advance Request. Subject to Section 2.4, Borrower shall have delivered to each Bank an Advance Request and other information, as required by the Notes or this Agreement.

(b) No Default. No Default shall have occurred and be continuing or could occur upon the making of the Advance in question and, if Borrower is required to deliver a written Advance Request, Borrower shall have delivered to Agent an officer’s certificate to such effect, which may be incorporated in the Advance Request. Any Advance Request shall be deemed to be a representation by Borrower that no Default exists.

(c) Correctness of Representations. All representations and warranties made by Borrower herein or otherwise in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of the proposed Advance Date, Borrower shall have delivered to Bank an officer’s certificate to such effect, which may be incorporated in the Advance Request.

(d) No Adverse Change. There shall have been no change which could have a Material Adverse Effect on Borrower or any Subsidiary since the date of the most recent financial statements of such Person delivered to Agent or Banks from time to time.

(e) Limitations Not Exceeded. The proposed Advance shall not cause the outstanding principal balance of the Loan to exceed Bank’s Commitment Percentage of the Maximum Loan Amount.

(f) Further Assurances. Borrower shall have delivered such further documentation or assurances as Agent or any Bank may reasonably require.

4. Representations and Warranties. In order to induce Banks to enter into this Agreement and to make the Loan provided for herein, each Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. The representations are qualified by reference to the Schedule of Exceptions that Borrower has separately furnished to Bank. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the date of any Advance Request by Borrower:

4.1. Valid Existence and Power. Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. Borrower and each other Person which is a party to any Loan Document (other thank Banks and Agent) has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally. Borrower is organized under the laws of Florida and has not changed the jurisdiction of its organization within the five years preceding the date hereof except as previously reported to Bank.

4.2. Authority. The execution, delivery and performance thereof by Borrower and each other Person (other than Banks and Agent) executing any Loan Document have been duly authorized by all necessary action of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

4.3. Financial Condition. Other than as disclosed in financial statements delivered on or prior to the date hereof to Banks, neither Borrower nor any Subsidiary has any direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of such Person except as described on Schedule 4.3 (if any). All such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of Borrower or Subsidiary, as the case may be, as of the date thereof. Borrower is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to Borrower, such as general economic or industry trends) concerning the conditions or future prospects of Borrower or any Subsidiary or any Guarantor which has not been fully disclosed to Bank, including any adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to Bank. Borrower is Solvent, and after consummation of the transactions set forth in this Agreement and the other Loan documents, Borrower will be Solvent.

4.4. Litigation. Except as disclosed on Schedule 4.4 (if any), there are no suits or proceedings pending, or to the knowledge of Borrower threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting Borrower or any Subsidiary or their assets, which if adversely determined would have a Material Adverse Effect on the financial condition or business of Borrower or such Subsidiary.

4.5. Agreements, Etc. Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, materially and adversely affecting its business, assets, operations or condition (financial or otherwise), nor is any such Person in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like which default could have a Material Adverse Effect.

4.6. Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower or any Subsidiary or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a Material Adverse Effect on such Person. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

4.7. Title. Borrower and each Subsidiary has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens. Borrower alone has full ownership rights in all Collateral.

4.8. Collateral. The security interests granted to Agent and/or Banks herein and pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, security interests under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising, subject only to Permitted Liens. All of the Collateral is intended for use solely in Borrower’s business.

4.9. Jurisdiction of Organization; Location. The jurisdiction in which Borrower is organized, existing and in good standing, the chief executive office of Borrower where Borrower’s business records are located, all of Borrower’s other places of business and any other places where any Collateral is kept, are all correctly and completed indicated on Schedule 4.9. The Collateral is located and shall at all times be kept and maintained only at Borrower’s location or locations as described on Schedule 4.9 herein. Except as described in Schedule 4.9, no such Collateral is attached or affixed to any real property so as to be classified as a fixture unless Agent has otherwise agreed in writing. Borrower has not changed its legal status or the jurisdiction in which it is organized or moved its chief executive office within the five (5) years preceding the date hereof.

4.10. Taxes. Borrower and each Subsidiary has filed all federal and state income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due. Neither Borrower nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes. Borrower and each Subsidiary has paid all sales and excise taxes payable by it.

4.11. Labor Law Matters. No goods or services have been or will be produced by Borrower or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.

4.12. Accounts. Each Account, Instrument, Chattel Paper and other writing constituting any portion of the Collateral (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors’ rights; (b) is not subject to any deduction or discount (other than as stated in the invoice and disclosed to Agent), defense, set off, claim or counterclaim of a material nature against Borrower except as to which Borrower has notified Agent in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which Borrower has notified Agent in writing; (d) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens other than Permitted Liens; and (f) is for a liquidated amount maturing as stated in the invoice therefor.

4.13. Judgment Liens. Neither Borrower nor any Subsidiary, nor any of their assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.

4.14. Subsidiaries. If Borrower has any Subsidiaries, they are listed on Exhibit 4.14.

4.15. Environmental. Except as disclosed on Schedule 4.15, and except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of Borrower’s business and in strict compliance in all material respects with all Environmental Laws, neither Borrower, nor to Borrower’s best knowledge any other previous owner or operator of any real property currently owned or operated by Borrower, has generated, stored or disposed of any Regulated Material on any portion of such property, or transferred any Regulated Material from such property to any other location in material violation of any applicable Environmental Laws. Except as disclosed on Schedule 4.15, no Regulated Material has been generated, stored or disposed of on any portion of the real property currently owned or operated by Borrower by any other Person, or is now located on such property. Except as disclosed on Schedule 4.15, Borrower is in full compliance in all material respects with all applicable Environmental Laws and Borrower has not been notified of any action, suit, proceeding or investigation which calls into question compliance by Borrower with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material.

4.16. ERISA. Borrower has furnished to Agent true and complete copies of the latest annual report required to be filed pursuant to Section 104 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to each employee benefit plan or other plan maintained for employees of Borrower or any Subsidiary and covered by Title IV of ERISA (a “Plan”), and no Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing. For the purposes of this Agreement, a “Termination Event” shall mean a “reportable event” as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA. Neither Borrower nor any Subsidiary has any unfunded liability with respect to any such Plan.

4.17. Investment Company Act. Neither Borrower nor any Subsidiary is an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.18. Names. Borrower currently conducts all business only under its legal name as set forth above in the introductory section of this Agreement. Except as disclosed on Exhibit 4.18, during the preceding five (5) years Borrower has not (i) been known as or used any other corporate, fictitious or trade name, (ii) been the surviving entity of a merger or consolidation or (iii) acquired all or substantially all of the assets of any Person.

4.19. Insider. Borrower is not, and no Person having “control” (as that term is defined in 12 U.S.C. § 375(b)(5) or in regulations promulgated pursuant thereto) of Borrower is, an “executive officer,” “director,” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of any Bank, of a bank holding company of which any Bank is a subsidiary, or of any subsidiary of a bank holding company of which any Bank is a subsidiary.

4.20. Compliance with Covenants; No Default. Borrower is, and upon funding of the Loan will be, in compliance with all of the covenants hereof. No Default has occurred, and the execution, delivery and performance of the Loan Documents and the funding of the Loan will not cause a Default.

4.21. Full Disclosure. There is no material fact which is known or which should be known by Borrower that Borrower has not disclosed to Agent which is reasonably likely to have a Material Adverse Effect. No Loan Document, nor any agreement, document, certificate or statement delivered by Borrower to Agent or any Bank contains any untrue statement of a material fact or omits to state any material fact which is known or which should be known by Borrower necessary to keep the other statements from being misleading.

4.22. Additional Representations. Any additional representations or warranties set forth on Schedule 4.22 (if any) hereto are true and correct in all material respects.

4.23. Perfection Certificate. All representations, warranties and statements made by Borrower in the Perfection Certificate executed and delivered by Borrower to Agent in connection with the Loan are true and correct in all material respects as of the date hereof.

5. Affirmative Covenants of Borrower. Unless Banks otherwise agree in writing in their discretion, Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower and each Subsidiary:

5.1. Use of Loan Proceeds. Shall use the proceeds of the Loan only for working capital to be used in the operation of Borrower’s business and, to the extent not in violation of this Agreement, for capital expenditures and repurchase of Borrower’s stock, and furnish Bank all evidence that it may reasonably require with respect to such use.

5.2. Maintenance of Business and Properties. Shall at all times maintain, preserve and protect all Collateral and all the remainder of its material property used or useful in the conduct of its business, and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

5.3. Insurance. Shall maintain such liability insurance, workers’ compensation insurance, business interruption insurance and casualty insurance as may be required by the Security Agreements or by law, or which may be customary and usual for prudent businesses in its industry or as may be reasonably required by Agent and shall insure and keep insured all Collateral and other properties in good and responsible insurance companies satisfactory to Agent. All hazard insurance covering Collateral shall be in amounts and shall contain co-insurance and deductible provisions approved by Agent, shall name and directly insure Agent as secured party and loss payee under a long-form New York standard loss payee clause acceptable to Agent, or its equivalent, and shall not be terminable except upon thirty (30) days’ written notice to Agent. Borrower shall furnish to Agent copies of all such policies.

5.4. Notice of Certain Events. Shall provide to Agent and each Bank immediate notice of (a) the occurrence of a Default and what action (if any) Borrower is taking to correct the same, (b) any material litigation or material changes in existing litigation or any judgment against it or its assets, (c) any material damage or loss to property, (d) any notice from taxing authorities as to claimed material deficiencies or any tax lien or any notice relating to alleged ERISA violations, (e) any Reportable Event, as defined in ERISA, (f) any rejection, return, offset, dispute, loss or other circumstance having a Material Adverse Effect on any Collateral, (g) the cancellation or termination of, or any default under, any material agreement to which Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any Debt of Borrower; (h) any loss or threatened loss of material licenses or permits; and (i) any material notices or other communications from the Securities and Exchange Commission or other regulatory agency.

5.5. Inspections. Shall permit inspections of the Collateral and the records of such Person pertaining thereto and verification of the Accounts, at such times and in such manner as may be reasonably required by Agent and shall further permit such inspections, reviews and field examinations of its other records and its properties (with such reasonable frequency and at such reasonable times as Bank may desire) by Agent as Agent may deem necessary or desirable from time to time. The cost of such field examinations, reviews, verifications and inspections shall be borne by Borrower.

5.6. Financial Information. Shall maintain books and records in accordance with GAAP and shall furnish to Agent the following periodic financial information:

(a) Interim Statements. Within forty-five (45) days after the end of each fiscal quarter, a consolidated and consolidating balance sheet of Borrower and its Subsidiaries at the end of that period and a consolidated and consolidating income statement and statement of cash flows for that period (and for the portion of the fiscal year ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding fiscal year, and certified by the chief financial officer of Borrower as true and correct and fairly representing the financial condition of Borrower and its Subsidiaries and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments;

(b) Annual Statements. Within ninety (90) days after the end of each fiscal year, a detailed audited financial report of Borrower and its Subsidiaries containing a consolidated and consolidating balance sheet at the end of that period and a consolidated and consolidating income statement and statement of cash flows for that period, setting forth in comparative form the figures for the preceding fiscal year, together with all supporting schedules and footnotes, and containing an audit opinion of independent certified public accountants acceptable to Agent that the financial statements were prepared in accordance with GAAP. Borrower shall obtain such written acknowledgments from Borrower’s independent certified public accountants as Agent may require permitting Bank to rely on such annual financial statements. Any management letter, supplemental letter, or other document accompanying the report will also be provided to Agent. In addition, promptly upon receipt, one copy of each written report submitted to Borrower by independent accountants for any other annual, quarterly or special audit will be provided to Agent and each Bank;

(c) Officer’s Certificates. Together with each report required by Subsections (a) and (b), a compliance certificate in form satisfactory to Bank, and a certificate of its president or chief financial officer that no Default then exists or if a Default exists, the nature and duration thereof and Borrower’s intention with respect thereto, and in addition, shall cause Borrower’s independent auditors (if applicable) to submit to Agent and each Bank, together with its audit report, a statement that, in the course of such audit, it discovered no circumstances which it believes would result in a Default or if it discovered any such circumstances, the nature and duration thereof;

(d) Operating Budget and Cash Flow Projections. As soon as practicable and in any event not later than 30 days prior to the end of each fiscal year, an annual operating budget together with annual cash flow projections of the Borrower and its Subsidiaries for the upcoming fiscal year, each in form and substance reasonably satisfactory to the Agent.

(e) Shareholder/SEC Communications. Promptly after filing or mailing, copies of all periodic or special reports, proxy statements and other reports to and communications with the Securities and Exchange Commission, any stock exchange and the Shareholders of the Borrower.

(f) Other Information. Such other information reasonably requested by Agent or any Bank from time to time concerning the business, properties or financial condition of Borrower and its Subsidiaries.

5.7. Maintenance of Existence and Rights. Shall preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business.

5.8. Payment of Taxes, Etc. Shall pay before delinquent all of its debts and taxes, except that Agent shall not unreasonably withhold its consent to nonpayment of taxes being actively contested in accordance with law (provided that Agent may require bonding or other assurances).

5.9. Subordination. Shall cause all debt and other obligations now or hereafter owed to any Affiliate to be subordinated in right of payment and security to the Indebtedness in accordance with subordination agreements satisfactory to Agent.

5.10. Compliance; Hazardous Materials. Shall strictly comply in all material respects with all laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA, all securities laws and all laws relating to hazardous materials and the environment. Unless approved in writing by Agent, neither Borrower nor any Subsidiary shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials, whether or not in compliance with applicable laws and regulations except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of Borrower’s business in strict compliance in all material respects with all Environmental Laws.

5.11. Compliance with Assignment Laws. Shall if required by Agent comply with the Federal Assignment of Claims Act and any other applicable law relating to assignment of government contracts.

5.12. Further Assurances. Shall take such further action and provide to Agent and Banks such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

5.13. Covenants Regarding Collateral. Borrower makes the following covenants with Agent and Banks regarding the Collateral for itself and each Subsidiary:

(a) Borrower will use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance;

(b) Borrower, as agent for Banks, will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;

(c) Borrower shall obtain and deliver to Agent, by August 31, 2003, subordination agreements satisfactory to Agent subordinating all landlord’s, mortgagee’s or other lienholder’s enforcement rights against the Collateral and assuring Agent’s access to the Collateral in exercise of its rights hereunder (“Landlord Subordinations”) from all landlords under leases requiring the landlord to provide a Landlord Subordination and (ii) use diligent efforts to obtain Landlord Subordinations by such date from all other landlords, keeping the Agent informed of its efforts. The Borrower shall, at the time of renewal of a lease, obtain a Landlord Subordination if not previously obtained;

(d) Borrower will promptly deliver to Agent all promissory notes, drafts, trade acceptances, chattel paper, Instruments or documents of title which are Collateral, appropriately endorsed to Agent’s order, and Borrower will not create or permit any Subsidiary to create any Electronic Chattel Paper without taking all steps deemed necessary by Bank to confer control of the Electronic Chattel Paper upon Agent in accordance with the Code;

(e) Except for sales of Inventory in the ordinary course of business, will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein;

(f) shall promptly notify Agent of any future patents, trademarks or copyrights owned by Borrower or any Subsidiary and any license agreements entered into by Borrower or any Subsidiary authorizing said Person to use any patents, trademarks or copyrights owned by third parties;

(g) shall give Agent at least thirty (30) days’ prior written notice of any new trade or fictitious name. Borrower’s or any Subsidiary’s use of any trade or fictitious name shall be in compliance with all laws regarding the use of such names; and

(h) shall comply with all covenants in the 1999 Security Agreement.

6. Negative Covenants of Borrower. Unless permitted in writing by Banks in their discretion, each Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, such Borrower and each Subsidiary:

6.1. Debt. Shall not create or permit to exist any Debt, including any guaranties or other contingent obligations, except Permitted Debt.

6.2. Liens. Shall not create or permit any Liens on any of its property except Permitted Liens.

6.3. Dividends. Shall not pay or declare any dividends (other than stock dividends) or other distribution or purchase, redeem or otherwise acquire any stock or other equity interests or pay or acquire any debt subordinate to the Indebtedness unless, after giving effect thereto, there shall be no Default hereunder.

6.4. Loans and Other Investments. Shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as “Investments”) any Person except for (a) purchases of direct obligations of the federal government, (b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, (d) existing investments in Subsidiaries, (e) endorsement of negotiable instruments for collection in the ordinary course of business, and (f) other Investments not exceeding $1,000,000 in the aggregate.

6.5. Change in Business. Shall not enter into any business which is substantially different from the business in which it is presently engaged.

6.6. Accounts. (a) Shall not sell, assign or discount any of its Accounts, Chattel Paper or any promissory notes held by it other than the discount of such notes in the ordinary course of business for collection; and (b) shall notify Agent promptly in writing of any discount, offset or other deductions not shown on the face of an Account invoice and any dispute over an Account, and any information relating to an adverse change in any Account Debtor’s financial condition or ability to pay its obligations, that is reasonably likely to have a Material Adverse Effect.

6.7. Transactions with Affiliates. Shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary); provided, however, that any acts or transactions prohibited by this Section may be performed or engaged in after written notice to Agent if upon terms not less favorable to Borrower or such Subsidiary than if no such relationship existed. Banks acknowledge notice of directors’ fees payable to Messrs. Boosales and Peterson and consulting arrangements with those Persons.

6.8. No Change in Name, Offices; Removal of Collateral. Shall not, unless it shall have given sixty (60) days’ advance written notice thereof to Agent, (a) change its name or the location of its chief executive office or other office where books or records are kept, or change the jurisdiction in which Borrower is organized, or (b) permit any Inventory or other tangible Collateral to be located at any location other than as specified in Section 4.9.

6.9. No Sale, Leaseback. Shall not enter into any sale-and-leaseback or similar transaction.

6.10. Margin Stock. Shall not use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

6.11. Tangible Collateral. Shall not, except as otherwise provided herein, allow any Inventory or other tangible Collateral to be commingled with, or become an accession to or part of, any property of any other Person so long as such property is Collateral; nor allow any tangible Collateral to become a fixture except fixtures shown on Exhibit 4.9.

6.12. Subsidiaries. Shall not acquire, form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent provided that the Banks shall not unreasonably withhold consent to acquisition of a Subsidiary if such Subsidiary shall join in this Agreement and all Loan Documents as a Borrower, no Default exists or would exist and Banks receive evidence satisfactory to them that such acquisition will not have a Material Adverse Effect on Borrower.

6.13. Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets. Shall not dissolve or liquidate, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise, all or a substantial part (more than 10% in the aggregate during the term hereof) of the assets of any Person, or sell, transfer, lease or otherwise dispose of all or a substantial part (more than 10% in the aggregate during the term hereof) of its property or assets, except for the sale of Inventory in the ordinary course of business, or sell or dispose of any equity ownership interests in any Subsidiary; provided, however, that the Banks shall not unreasonably withhold their consent to an acquisition of or merger with another entity provided the Borrower is the surviving entity and the Borrower has provided evidence reasonably satisfactory to the Banks that no Default will exist and such transaction will not have a Material Adverse Effect on Borrower.

6.14. Change of Fiscal Year or Accounting Methods. Shall not change its fiscal year or, in any material respect, its accounting methods except to comply with GAAP (in which event Borrower shall notify Agent and Banks in writing of such change).

7. Other Covenants of Borrower

7.1. Financial Covenants. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower and each Subsidiary shall comply with the following additional covenants:

(a) Consolidated Leverage Ratio. Borrower shall maintain, on a consolidated basis, a Consolidated Leverage Ratio of not more than 2.50 to 1.00, measured as of the end of each fiscal quarter for the four fiscal quarters then ended. “Consolidated Leverage Ratio” shall mean the sum of all Funded Debt divided by the sum of earnings before interest, taxes, depreciation and amortization of good will and reusable surgical products. “Funded Debt” shall mean, as applied to any person, the sum of all Debt for borrowed money (including, without limitation, capital lease obligations, subordinated debt, and unreimbursed drawings under letters of credit) or evidenced by a note, bond, debenture or similar instrument of that person, and shall, in addition, include contingent reimbursement obligations for outstanding letters of credit (to the extent not resulting in double-counting).

(b) Deposit Relationship. Borrower shall maintain its primary depository accounts with Banks.

(c) Funds Flow Coverage Ratio. Borrower shall, on a consolidated basis, maintain, a Funds Flow Coverage Ratio of not less than 2.50 to 1.00, measured as of the end of each fiscal quarter. “Funds Flow Coverage Ratio” shall mean (i) the sum, for the four fiscal quarters then ended, of net income after taxes plus depreciation, amortization of good will and interest minus all dividends, withdrawals and non-cash income divided by (ii) the sum of all current maturities of long-term debt and capital lease obligations, plus interest.

(d) Tangible Net Worth. Borrower shall, at the end of each fiscal quarter beginning June 30, 2003, maintain a Tangible Net Worth of at least $47,000,000 plus 75% of cumulative net income (to the extent positive) generated after March 31, 2003. “Total Liabilities” shall mean all liabilities of Borrower, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet of Borrower, in accordance with GAAP applied on a consistent basis. “Tangible Net Worth” shall mean the total assets of Borrower minus Total Liabilities. For purposes of this computation, the aggregate amount owing from any officers, stockholders or other Affiliates of Borrower and the aggregate amount of any intangible assets of Borrower including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets.

8. Default.

8.1. Events of Default . Each of the following shall constitute an Event of Default:

(a) There shall occur any default by Borrower in the payment, when due, of any principal of or interest on any Note, any amounts due hereunder or any other Loan Document, or any other Indebtedness and such default shall continue for more than three (3) days; or

(b) There shall occur any default by Borrower or any other party to any Loan Document (other than Bank or Agent) in the performance of any agreement, covenant or obligation contained in this Agreement or such Loan Document not provided for elsewhere in this Section 8, provided that, with respect to defaults under other Loan Documents, such default shall have continued beyond any applicable grace period and, with respect to defaults under Sections 5.2, 5.5, 5.8, 5.10, 6.1, 6.4, 6.5, 6.7, 6.9 and 6.14 of this Agreement, such default shall continue for more than 30 days after written notice of default from the Agent or any Bank; or

(c) Any representation or warranty made by Borrower or any other party to any Loan Document (other than Bank or Agent) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or

(d) Any other obligation now or hereafter owed by Borrower or any Subsidiary to any Bank or any affiliate of any Bank shall be in default and not cured within the grace period, if any, provided therein, or any such Person shall be in default under any obligation in excess of $500,000 owed to any other obligee, which default entitles the obligee to accelerate any such obligations or exercise other remedies with respect thereto; or

(e) Borrower or any Subsidiary shall (A) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (C) make a general assignment for the benefit of its creditors, (D) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or (G) take any corporate action for the purpose of effecting any of the foregoing; or

(f) An involuntary petition or complaint shall be filed against Borrower or any Subsidiary bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of such Borrower or any Subsidiary, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions; or

(g) A judgment in excess of $500,000 shall be rendered against Borrower or any Subsidiary and shall remain undischarged, undismissed and unstayed for more than ten (10) days (except judgments validly covered by insurance) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any material portion of the Collateral or other assets of Borrower, any Subsidiary or any Guarantor by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

(h) A “default” or “event of default” as defined in the ELLF Participation Agreement or other ELLF Document (as defined in the 1999 Security Agreement) shall occur and not be cured within any applicable grace period; or

(i) Loss, theft, damage or destruction of any material portion of the tangible Collateral for which there is either no insurance coverage or for which, in the reasonable opinion of Agent, there is insufficient insurance coverage.

8.2. Remedies. Upon the occurrence of a Default, all Banks may give written notice to Agent requiring Agent to notify Borrower of such Default (a “Default Declaration”). Upon the occurrence of a Default described in Subsection 8.1(a) or a monetary default of event of default described in Subsection 8.1(h), any Bank may give written notice to Agent requiring Agent to issue a Default Declaration. Advances shall be made and letters of credit issued after the date of a Default Declaration only with the consent of all Banks in amounts agreed to by all Banks. If an Event of Default shall have occurred and be continuing, Agent shall, at the direction of all Banks, (or if any Bank if the Event of Default is described in Subsection 8.1(a) or is a monetary event of default described in Subsection 8.1(h)) take any or all of the following actions:

(a) Agent may declare any or all Indebtedness (other than Indebtedness under any swap agreements, as defined in 11 U.S.C. § 101, between Borrower and any Bank or any affiliate of such Bank, which shall be governed by the default and termination provisions of said swap agreements) to be immediately due and payable, terminate Banks’ obligations to make Advances to Borrower, bring suit against Borrower to collect the Indebtedness, exercise any remedy available to Agent or any Bank hereunder or at law and take any action or exercise any remedy provided herein or in the Security Agreements or any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Agent or any Bank to exercise any other remedies.

(b) Without waiving any of its other rights hereunder or under any other Loan Document, Agent shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Agent, Borrower will promptly assemble the Collateral and make it available to Agent at a place to be designated by Agent. Borrower agrees that any notice by Agent of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to Borrower if the notice is mailed to Borrower by regular or certified mail, postage prepaid, at least five days before the action to be taken. Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Indebtedness in full.

(c) Agent may demand, collect and sue for all amounts owed pursuant to Accounts, General Intangibles, Chattel Paper, Instruments, Documents or for proceeds of any Collateral (either in Borrower’ names or Agent’s name at the latter’s option), with the right to enforce, compromise, settle or discharge any such amounts.

8.3. Receiver. In addition to any other remedy available to it, Agent shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrower and any costs and expenses incurred by Agent in connection with such receivership shall bear interest at the Default Rate, at Agent’s option, and shall be secured by all Collateral.

8.4. Deposits; Insurance. After the occurrence of an Event of Default, Borrower authorizes Agent to collect and apply against the Secured Obligation any cash or deposit accounts in its possession, and any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any of the Collateral and irrevocably appoints Agent as its attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.

8.5. Priorities. On and after the date of a Default Declaration and during the continuance of an Event of Default, subject to Section 11 of the 1999 Security Agreement, if Banks or Agent collect any money pursuant to this Agreement, the Notes or under the Security Agreements, they shall apply the money in the following order, after application of such money to any Person having a prior claim thereon:

First: to the reasonable costs and expenses of collection and enforcement, including reasonable attorneys’ fees and costs, whether or not suit be brought and including such fees and costs on appeal and in insolvency proceedings;

Second: to the Agent to reimburse the Agent for the Agent’s expenses;

Third: to Banks, pari passu in accordance with the outstanding amount of Indebtedness (including principal and accrued interest) owed to them as of the date of the Default Declaration, including Indebtedness relating to outstanding letters of credit; and

Fourth: to Borrower or as otherwise payable pursuant to applicable law or order.

An LOC Issuer may hold funds to which it is entitled as cash collateral for any contingent obligations under outstanding letters of credit and the Borrower hereby grants a security interest in such funds and all income therefrom and proceeds thereof. To the extent of any conflict with this Agreement, the provisions of Section 11 of the 1999 Security Agreement shall prevail.

8.6. Ratable Payments. During the continuance of an Event of Default, Borrower shall not pay any amounts due under any Indebtedness, or purchase any Note or interest therein and no Bank shall accept such payments or sell such interest, unless all Banks shall be treated ratably according to the respective outstanding balance of their Indebtedness as of the date of the Default Declaration and, at the election of the Agent, all payments shall be made to the Agent for distribution in accordance with this Agreement and the 1999 Security Agreement. It is the intention of this Agreement that all Banks shall be treated pari passu as to Indebtedness owed to them as of the date of a Default Declaration.

8.7. Sharing of Payments. Each Bank agrees that if it shall, during the continuance of an Event of Default, through the exercise of a right of setoff or counterclaim against Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, expiration of letter of credit obligations or by any other means, obtain payment or reduction (voluntary or involuntary) in respect of any Indebtedness as a result of which its unpaid Indebtedness shall be disproportionately reduced after the date of a Default Declaration, it shall be deemed simultaneously to have purchased from such other Banks at face value, and shall promptly pay to such other Banks the purchase price for, a participation in the Notes or other Indebtedness (including contingent obligations relating to letters of credit) of such other Banks, so that theaggregate unpaid principal amount of the Indebtedness and participations in Indebtedness held by each Bank shall be in the same proportion to the aggregate unpaid amount of all Indebtedness then outstanding as the principal amount of its Indebtedness prior to such exercise of setoff or counterclaim or other event was to the principal amount of all Indebtedness outstanding prior to such exercise of setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Borrower expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in Indebtedness so purchased may exercise any and all rights of setoff or counterclaim with respect to any and all moneys owing by Borrower to such Bank by reason thereof as fully as if such Bank had made a loan directly to Borrower in the amount of such participation. The intent of this section is to maintain the relative shares of Indebtedness among the Banks after the date of a Default Declaration.

9. Security Agreement.

9.1. Security Interest.

(a) As security for the payment and performance of any and all Indebtedness and the performance of all obligations and covenants of Borrower to any Bank and/or Agent and affiliates hereunder and under the other Loan Documents, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrower to any Bank or Agent, but subject to the security interests and priorities in the 1999 Security Agreement, Borrower hereby grants to Agent, as collateral agent for Banks on a pari passu basis, a continuing security interest in and general lien upon and right of set-off against, all right, title and interest of Borrower in and to the Collateral, whether now owned or hereafter acquired by Borrower.

(b) Except as herein or by applicable law otherwise expressly provided, Agent shall not be obligated to exercise any degree of care in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and Borrower agrees to take such steps. In any case Agent shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as Borrower may have reasonably requested Agent to take and Agent’s omission to take any action not requested by Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Agent of specified items of Collateral against any liability of Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Agent’s options, powers or rights under this Agreement or otherwise arising.

(c) Agent may at any time and from time to time, with or without notice to Borrower, (i) transfer into the name of Agent or the name of Agent’s nominee any of the Collateral, (ii) notify any Account Debtor or other obligor of any Collateral to make payment thereon direct to Agent of any amounts due or to become due thereon and (iii) receive and after a Default direct the disposition of any proceeds of any Collateral.

(d) All rights of Agent and Banks herein shall be in addition to any rights they may have under the 1999 Security Agreement or other Loan Documents.

9.2. Financing Statements; Power of Attorney. Borrower authorizes Agent at Borrower’s expense to file any financing statements and/or amendments thereto relating to the Collateral (without Borrower’s signature thereon) which Agent deems appropriate that (a) indicate the Collateral (i) as “all assets” of Borrower or words of similar effect, if appropriate, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code, or (ii) by specific Collateral category, and (b) provide any other information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment. Borrower irrevocably appoints Agent as its attorney-in-fact to execute any such financing statements and/or control agreements in Borrower’s name and to perform all other acts, at Borrower’s expense, which Agent deems appropriate to perfect and to continue perfection of the security interest of Agent. Borrower hereby appoints Agent as Borrower’s attorney-in-fact to endorse, present and collect on behalf of Borrower and in Borrower’s name any draft, checks or other documents necessary or desirable to collect any amounts which Borrower may be owed. Agent is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrower’s rights under all licenses and all franchise agreements shall inure to Agent’s benefit. The proceeds realized from the sale or other disposition of any Collateral may be applied as provided in the 1999 Security Agreement and this Agreement.

9.3. Entry. Borrower hereby irrevocably consents to any act by Agent or any Bank or its agents in entering upon any premises for the purposes of either (i) inspecting the Collateral or (ii) taking possession of the Collateral and Borrower hereby waives its right to assert against Agent or any Bank or its agents any claim based upon trespass or any similar cause of action for entering upon any premises where the Collateral may be located.

9.4. Other Rights. Borrower authorizes Agent without affecting Borrower’s obligations hereunder or under any other Loan Document from time to time (i) to take from any party and hold additional Collateral or guaranties for the payment of the Secured Obligations, including the Indebtedness, or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Secured Obligations, including the Indebtedness, or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Secured Obligations, including the Indebtedness, or any part thereof or any party in any way obligated to pay the Secured Obligations, including the Indebtedness, or any part thereof; and (ii) upon the occurrence of any Event of Default to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Secured Obligations, including the Indebtedness, or any part thereof as Bank in its sole discretion may determine.

9.5. Accounts. After any Event of Default, Agent may notify any Account Debtor of Agent’s security interest and may direct such Account Debtor to make payment directly to Agent for application against the Secured Obligations, including the Indebtedness. Any such payments received by or on behalf of Borrower at any time shall be the property of Agent, shall be held in trust for Agent and not commingled with any other assets of any Person (except to the extent they may be commingled with other assets of Borrower in an account with Agent) and shall be immediately delivered to Agent in the form received. Agent shall have the right to apply any proceeds of Collateral to such of the Indebtedness as it may determine.

9.6. Waiver of Marshaling. Borrower hereby waives any right it may have to require marshaling of its assets.

9.7. Control. Each Borrower will cooperate with Agent in obtaining control of, or control agreements with respect to, Collateral for which control or a control agreement is required for perfection of the Agent’s security interest under the Code.

10. The Agent

10.1. Appointment and Powers. Each of Banks hereby appoints Agent as agent for Banks hereunder, and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers as are specifically delegated to the Agent by the terms hereof and, in addition, as “Agent” under the 1999 Security Agreement, or by separate agreement, specifically including, without limitation, the enforcement of this Agreement, the 1999 Security Agreement and the other Loan Documents, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agent is appointed as the collateral agent of Banks and the other Secured Parties for purposes of perfecting the Liens and security interests of Banks in the Collateral. The Agent shall be named as mortgagee/grantee and secured party under the Security Agreements. The Agent shall be entitled to engage counsel, accountants and other professionals of the Agent’s choosing. The Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Notes or any Loan Document, or to enforce such performance, or to inspect the property (including the books and records) of Borrower or any of its Affiliates; and the Agent shall not be required to take any action (i) which exposes the Agent to personal liability; (ii) which is contrary to this Agreement or the Notes or applicable law; or (iii) unless the Agent, in Agent’s sole discretion, determines that funds are available to pay all fees and expenses of the Agent. The Agent is appointed to act as agent upon the express terms and conditions contained in this Article.

10.2. Responsibility. The Agent (i) makes no representation or warranty to any Bank and shall not be responsible to any Bank for any oral or written recitals, reports, statements, warranties or representations made in or in connection with this Agreement, or any Note or any Loan Document; (ii) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency, collectibility or value of this Agreement, any Note or any Loan Document or any other instrument or document furnished pursuant thereto; (iii) may treat the payee of any Note as the owner thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (iv) may execute any of the Agent’s duties under this Agreement by or through employees, agents and attorneys in fact and shall not be answerable for the default or misconduct of any such employee, agent or attorney-in-fact selected by the Agent with reasonable care; (v) may (but shall not be required to) consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by the Agent in accordance with advice of such counsel, accountants or experts; (vi) shall be entitled to rely upon any notice, consent, waiver, amendment, certificate, affidavit, letter, telegram, telex, cable or other document or communication believed by the Agent to be genuine and signed or sent by the proper party or parties, and may rely upon statements contained therein without further inquiry or investigation. Neither the Agent nor any of Agent’s agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the Notes, except for his, its or their own gross negligence or willful misconduct.

10.3. Agent’s Indemnification. Banks agree to indemnify and reimburse the Agent (to the extent not reimbursed by Borrower), ratably in accordance with their Commitment Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments and suits, and reasonable costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent as such in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Agent under this Agreement or any other Loan Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its Commitment Percentage of any out-of-pocket expenses (including counsel and accounting fees) incurred by the Agent in connection with the preparation, execution, administration or enforcement of, or the preservation of any rights under, this Agreement or any other Loan Document to the extent that the Agent is not reimbursed for such expenses by Borrower. The Agent shall have the right to deduct from any funds in its possession or control such amounts as may be owing to the Agent.

10.4. Rights as a Bank. With respect to any Indebtedness which it may hold or acquire, the Agent, in its individual capacity as a Bank and/or ELLF Lender (as defined in the 1999 Security Agreement), shall have, and may exercise, the same rights and powers under this Agreement and the Loan Documents as any other Bank has under this Agreement and Loan Documents.

10.5. Credit Investigation. Each of the Banks severally represents and warrants to each of the other Banks and to the Agent that it has made its own independent investigation and evaluation of the financial condition and affairs of Borrower and its Affiliates, and all Collateral, in connection with such Bank’s execution and delivery of this Agreement and the making of its Loans and has not relied on any information or evaluation provided by any other Bank or the Agent in connection with any of the foregoing; and each Bank represents and warrants to each other Bank and to the Agent that it shall continue to make its own independent investigation and evaluation of the credit-worthiness of Borrower and its Affiliates, and all the Collateral, while any Indebtedness is outstanding.

10.6. Disputes. If at any time, there should be any dispute as to any action to be taken by the Agent or if the Agent is unsure of its right or obligation to undertake the action, or to refrain from taking any action, the Agent may request written instructions from Banks, in which case Banks shall promptly respond to such request. Agent shall be entitled to rely upon written instructions signed by Banks.

10.7. Unanimous Consent of the Banks. If at any time a dispute should arise as to any property or funds under the control of the Agent, the Agent shall have the right to interplead such property or funds into the custody and control of a court of appropriate jurisdiction and shall thereupon be relieved of further liabilities and responsibilities with respect thereto. Any expenses, including attorneys’ fees, incurred by Agent in connection with such interpleader shall be paid by Banks as set forth in Section 10.3 above.

10.8. Resignation. The Agent may, with reasonable cause as determined in its sole discretion, resign as such at any time upon 30 calendar days’ prior written notice to Borrower and Banks, effective at the end of said 30 days or upon the earlier appointment of a successor. If the Agent resigns, Banks shall appoint a successor, which may be one of the Banks, provided that so long as no Default or Event of Default exists, Borrower shall have the right to consent to appointment of an Agent that is not one of the Banks. Such successor, upon its acceptance of such appointment, shall become the Agent upon the express conditions contained in this Article 10.

10.9. Expenses. Borrower agrees to pay the reasonable expenses of the Agent within ten days following receipt of an invoice therefor, together with a statement in reasonable detail setting forth the calculation thereof.

10.10. Agent Capacity. The Agent is acting solely as agent for Banks and not in Agent’s personal capacity. Neither the Agent personally nor any of the Agent’s assets shall have any liability hereunder and, in the event of a dispute, Borrower and each of Banks agrees to look solely to any assets or interests of the Agent held on behalf of Banks to satisfy any judgment which may result in such party’s action against the Agent from such dispute. Borrower agrees to exculpate the Agent and the Agent’s personal assets with respect to any claims that Borrower now has or may hereafter have with respect to any actions taken or omitted by the Agent on behalf of Banks.

10.11. Unanimous Decisions. Material decisions respecting the Agent’s non-ministerial functions hereunder, including all enforcement action shall be undertaken by joint action of the Banks. No Bank shall accelerate its Note, elect accrual of interest at the Default Rate or exercise any remedy hereunder or under its Note upon agreement of all Banks.

10.12. Direct Action. At the election of all Banks the Banks may jointly exercise any and all rights of the Agent under all Loan Documents and may cause the security interests and liens encumbering Collateral to be assigned to the Banks.

11. Miscellaneous.

11.1 No Waiver, Remedies Cumulative. No failure on the part of Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

11.2 Survival of Representations. All representations and warranties made herein shall survive the making of the Loan hereunder and the delivery of the Notes, and shall continue in full force and effect so long as any Indebtedness is outstanding, there exists any commitment by Bank to Borrower, and until this Agreement is formally terminated in writing.

11.3 Indemnity By Borrower; Expenses. In addition to all other Indebtedness, Borrower agrees to defend, protect, indemnify and hold harmless Agent, each Bank and their Affiliates and all of their respective officers, directors, employees, attorneys, consultants and agents from and against any and all losses, damages, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, attorneys’ and paralegals’ fees, costs and expenses) incurred by such indemnitees, whether prior to or from and after the date hereof, as a result of or arising from or relating to (i) the due diligence effort (including, without limitation, public record search, recording fees, examinations and investigations of the properties of Borrower and Borrower’s operations), negotiation, preparation, execution and/or performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby and the perfection of Agent’s Liens in the Collateral, maintenance of the Loan by Bank, and any and all amendments, modifications, and supplements of any of the Loan Documents or restructuring of the Indebtedness, (ii) any suit, investigation, action or proceeding by any Person (other than Borrower), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with Bank’s furnishing of funds to Borrower under this Agreement, (iii) Agent’s and each Bank’s preservation, administration and enforcement of its rights under the Loan Documents and applicable law, including the reasonable fees and disbursements of counsel for Agent and such Bank in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, and all costs of repossession, storage, disposition, protection and collection of Collateral, (iv) periodic field exams, audits and appraisals performed by Bank; and/or (v) any matter relating to the financing transactions contemplated by the Loan Documents or by any document execution in connection with the transactions contemplated thereby, other than, in each case, for such loss, damage, liability, obligation, penalty, fee, cost or expense arising from such indemnitee’s gross negligence or willful misconduct. If Borrower should fail to pay any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral or Borrower’s Agent’s or Bank’s interests therein, Agent and each Bank may make such payment and the amount thereof shall be payable on demand, shall bear interest at the Default Rate from the date of demand until paid and shall be deemed to be Indebtedness entitled to the benefit and security of the Loan Documents. In addition, each Borrower agrees to pay and save Agent and each Bank harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Advance, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of Agent, Bank or Borrower with respect to the applicability of such tax. Borrower’s obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses of Agent and Bank shall be part of the Indebtedness, secured by the Collateral, chargeable against Borrower’s loan account, and shall survive termination of this Agreement.

11.4 Notices. Any notice or other communication hereunder or under the Notes to any party hereto or thereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, or registered or certified United States mail and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or three (3) Business Days after having been deposited in the United States mail, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

Wachovia:	Wachovia Bank, National Association
Mail Code VA 7391
P.O. Box 13327
Roanoke, VA 24040

With copies to:	Wachovia Bank, National Association
Mail VA 7391
10 South Jefferson Street
Roanoke, VA 24011

SouthTrust:	SouthTrust Bank
420 North 20th Street
Birmingham, AL 35203

Borrower:	SRI/Surgical Express, Inc.
12425 Race Track Road
Tampa, FL 33626
Attn: Chief Financial Officer

11.5 Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of the Jurisdiction and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.

11.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower, Agent and Banks, and their respective successors and assigns; provided, that Borrower may not assign any of their rights hereunder without the prior written consent of Agent, and any such assignment made without such consent will be void.

11.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

11.8 Usury. Regardless of any other provision of this Agreement, the Notes or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Notes and not to the payment of interest, and (ii) if the loan evidenced by the Notes has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Note or the refunding of excess to be a complete settlement and acquittance thereof.

11.9 Powers. All powers of attorney granted to Agent are coupled with an interest and are irrevocable.

11.10 Approvals. If this Agreement calls for the approval or consent of Agent or Banks, such approval or consent may be given or withheld in the discretion of Agent or Banks unless otherwise specified herein.

11.11 Participations. Each Bank shall have the right to enter into one or more participation with other lenders with respect to the Indebtedness. Upon prior notice to Borrower of such participation, Borrower shall thereafter furnish to such participant any information furnished by Borrower to Agent pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Banks from pledging or assigning this Agreement and Banks’ rights under any of the other Loan Documents, including collateral therefor, to any Federal Reserve Bank in accordance with applicable law.

11.12 Dealings with Multiple Borrowers. All Indebtedness, representations, warranties, covenants and indemnities set forth in the Notes, this Agreement and the other Loan Documents shall be joint and several obligations of each Person named as a Borrower. Agent or Banks shall have the right to deal with any individual of Borrower with regard to all matters concerning the rights and obligations of Agent or Banks hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the officers, managers, members and/or agents of Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers hereunder. Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such Person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents. The foregoing is a material inducement to the agreement of Banks to enter into the terms hereof and to consummate the transactions contemplated hereby.

11.13 Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, no Borrower or anyone claiming by or under such Borrower will claim or seek to take advantage of any law requiring Agent or Bank to attempt to realize upon any Collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Each Borrower, for itself and all who may at any time claim through or under Borrower, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of Agent and Bank and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Indebtedness, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Indebtedness, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Indebtedness, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Indebtedness.

11.14. Integration. This Agreement and the other Loan Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

11.15. Limitation on Liability; Waiver of Punitive Damages. EACH OF THE PARTIES HERETO, INCLUDING AGENT AND BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM (A “DISPUTE”) THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE INDEBTEDNESS AND OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

11.16. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER BY EXECUTION HEREOF AND AGENT AND EACH BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY

PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ENTER INTO AND ACCEPT THIS AGREEMENT. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.

11.17. No Novation; Ratification. The Notes provide that Indebtedness outstanding under the Original Agreement and Notes as therein defined, to the extent owed to the Banks, shall continue in full force and effect as obligations under the Notes and nothing herein shall be deemed a novation thereof. The security interests of the Agent under the 1999 Security Agreement shall continue to secure the Indebtedness hereunder and nothing herein shall impair any priority currently benefiting the Agent or Banks.

11.18 Other Provisions. Any other or additional terms and conditions set forth in Exhibit 11.14 (if any) are hereby incorporated herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

[signatures on separate pages]

SIGNATURE PAGE TO

REVOLVING CREDIT AND SECURITY AGREEMENT

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent for Banks By:
Its ___________________________ President

WACHOVIA BANK, NATIONAL ASSOCIATION By:
Its ___________________________ President

SOUTHTRUST BANK By:
Its ___________________________ President

SRI/SURGICAL EXPRESS, INC. By:
Its ___________________________ President

EXHIBITS

(If any exhibit is omitted, the information called for therein shall be considered “None” or “Not Applicable”)

Exhibit	Section Reference	Title

1	1 (“Definitions”)	Definitions

1.1A	1.1 (“Collateral”)	Additional Collateral

1.1C	1.1 (“Permitted Debt”)	Permitted Debt

1.1D	1.1 (“Permitted Liens”)	Permitted Liens

11.14	11.14 (“Other Provisions”)	Additional Terms

SCHEDULES

Schedules referred to in the text of this Agreement are contained in a separate Disclosure Schedule for Credit Agreement delivered by the Borrower to the Bank and Agent, which Schedules Borrower represented to be true, complete and correct.

EXHIBIT 1

Definitions

1.1	Defined Terms:

“1999 Security Agreement” means the Security Agreement dated as of February 24, 1999 by and among the Borrower, the Agent and others, as amended by First Amendment to Pledge Agreement and Security Agreement dated as of June 27, 2000 and by Second Amendment to Security Agreement of even date herewith, and as it may hereafter be amended or modified.

“Accession” has the meaning set forth in the Code.

“Account” has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Right, and other security therefor, including Supporting Obligations.

“Account Debtor” means a Person who is obligated under any Account, Chattel Paper, General Intangible or Instrument.

“Advance” means an advance of proceeds of the Loan to Borrower or the issuance of a letter of credit or bankers acceptance on behalf of Borrower pursuant to this Agreement.

“Advance Date” means the date on which an Advance is made.

“Advance Request” means the written request for an Advance under the Loan and shall also include presentments triggering an automatic Advance under the Services Agreement and telephonic requests as described in the Notes.

“Affiliate” of a Person means (a) any Person directly or indirectly owning 5% or more of the voting stock or rights of such named Person or of which the named Person owns 5% or more of such voting stock or rights; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.

“Applicable Margin for Commitment Fee” has the meaning set forth in the fourth column of the following table:

Tier Levels	Consolidated Leverage Ratio	Applicable Margin for LIBOR Loans or LOCs (basis points)	Applicable Margin for Commitment (Unused) Fee (basis points)
I	<1.25:1.00	200 bps	25 bps
II	≥ 1.25:1.00 < 1.75:1.00	225 bps	25 bps
III	≥ 1.75:1.00 < 2.25:1.00	260 bps	30 bps
IV	≥ 2.25:1.00 ≤ 2.50:1.00	300 bps	35 bps

The Applicable Margin for LIBOR Loans or LOCs and Applicable Margin for Commitment Fee (“Applicable Margins”) shall be determined and adjusted on the first day of the fiscal quarter

(each a “Calculation Date”) following the date on which the Agent receives the financial statements required by Section 5.6(a) or 5.6(b), as applicable, and the related compliance certificate provided by Borrower in accordance with the provisions of Section 5.6(c); provided, however, that if Borrower fails to provide such financial statements and compliance certificate to the Agent as required by and within the time limits set forth in Section 5.6, the Applicable Margin from the date of such failure shall be based on Tier Level IV until five Business Days after an appropriate compliance certificate is provided, whereupon the Tier Level shall be determined by the then current Consolidated Leverage Ratio until the next Calculation Date. Except as set forth above, each Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.

“Applicable Margin for LIBOR Loans or LOCs” means margin as set forth in the third column of the table above under the definition of “Applicable Margin for Commitment.”

“Business Day” means a weekday on which commercial banks are open for business in Tampa, Florida.

“Chattel Paper” has the meaning set forth in the Code, including Electronic Chattel Paper, together with any guaranties, letters of credit, Letter-of-Credit Right, and other security therefor, including Supporting Obligations.

“Code” means the Uniform Commercial Code presently and hereafter enacted in the Jurisdiction. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the Code and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the Code.

“Collateral” means all property of each Borrower, wherever located and whether now owned by Borrower or hereafter acquired, including, but not limited to: (a) all Inventory; (b) all General Intangibles; (c) all Accounts; (d) all Chattel Paper; (e) all Instruments and Documents and any other instrument or intangible representing payment for goods or services; (f) all Equipment; (g) all Investment Property; (h) all Deposit Accounts and funds on deposit therein, including, but not limited to, the Collections Account or funds otherwise on deposit with or under the control of Agent, any Bank or its agents or correspondents; (i) all Fixtures; (j) all “Collateral” as defined in the 1999 Security Agreement; and (k) all parts, replacements, substitutions, profits, products, Accessions and cash and non-cash proceeds and Supporting Obligations of any of the foregoing (including insurance proceeds payable by reason of loss or damage thereto) in any form and wherever located. Collateral shall include all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto. Collateral shall also include all property subject to the Mortgages.

“Collections Account” means the controlled disbursement account maintained by Borrower with Agent or any Bank to which collections, deposits and other payments on or with respect to Collateral may be made pursuant to the terms hereof, to which only Agent shall have access.

“Commitment Percentage” means, as to each Bank, fifty percent (50%).

“Consolidated Leverage Ratio” is defined in Section 7.1(a).

“Debt” means all liabilities of a Person as determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for,

Bank:	Borrower:

2

and shall include, without limitation (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, (e) obligations as a general partner, (f) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, (g) obligations for deposits, and (h) obligations under swap agreements, as defined in 11 U.S.C. § 101.

“Default Rate” means the highest lawful rate of interest per annum specified in any Note to apply after a default under such Note or, if no such rate is specified, a rate equal to the lesser of (a) the Prime Rate plus two percent (2%) per annum and (b) the highest rate of interest allowed by law.

“Deposit Account” has the meaning set forth in the Code.

“Dispute” has the meaning set forth in Section 11.15.

“Electronic Chattel Paper” has the meaning set forth in the Code.

“Environmental Laws” means, collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other “Superfund” or “Superlien” law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

“Equipment” has the meaning set forth in the Code.

“Event of Default” means any event specified as such in Section 8.1 hereof (“Events of Default”), provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both; “Default” or “default” means any of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.

“Fixtures” has the meaning set forth in the Code.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“General Intangibles” has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Right and other security therefor, including Supporting Obligations.

“Indebtedness” means all obligations now or hereafter owed to any Bank, by Borrower hereunder or under the Notes or other Loan Documents including the Loan, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loan, sums advanced to pay overdrafts on any account maintained by Borrower with Agent, reimbursement obligations

Bank:	Borrower:

3

for outstanding letters of credit issued for the account of Borrower or its Affiliates, amounts paid by any Bank under letters of credit or drafts accepted by such Bank for the account of Borrower or its Subsidiaries, together with all interest accruing thereon, all existing and future obligations under any swap agreements as defined in 11 U.S.C. § 101 between any Bank or any affiliate of such Bank and Borrower whenever executed, all fees, all costs of collection, attorneys’ fees and expenses of or advances by Bank which Bank pays or incurs in discharge of obligations of Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

“Instrument” has the meaning set forth in the Code.

“Interest Period” shall have the meaning set forth in the Notes.

“Inventory” has the meaning set forth in the Code.

“Item” means any “item” as defined in Section 4-104 of the Code, and shall also mean and include checks, drafts, money orders or other media of payment.

“Jurisdiction” means the State of Florida.

“Letter-of-Credit Right” has the meaning set forth in the Code.

“LIBOR-Based Rate” has the meaning set forth in the Notes.

“LIBOR Market Index Based Rate” shall have the meaning described in the Note issued to Wachovia.

“LIBOR Tranche” means an Advance under a Note as to which the LIBOR-Based Rate applies.

“Lien” means any mortgage, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law or otherwise.

“Loan” means a revolving loan from a Bank identified in Section 2.1 hereof.

“Loan Documents” means this Agreement, any other Security Agreements, any agreement relating to letters of credit, any Note, any Guaranty Agreement, the Advance Requests, UCC-1 financing statements, and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Indebtedness contemplated hereby or delivered in connection herewith, as they may be modified, amended, extended, renewed or substituted from time to time, but does not include swap agreements (as defined in 11 U.S.C. § 101).

“LOC Issuer” has the meaning set forth in Section 2.9.

“Material Adverse Effect” means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions

Bank:	Borrower:

4

contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, prospects or condition (financial or otherwise) of Borrower and/or any other Person obligated under any of the Loan Documents, or (iii) material adverse effect upon the ability of Borrower or any other Person to fulfill any obligation under any of the Loan Documents.

“Maximum Loan Amount” means $30,000,000.

“Net Cash Position” shall have the meaning set forth in Wachovia’s Services Agreement.

“Note” or “Notes” shall have the meaning set forth in Section 2.2 and any other promissory note now or hereafter evidencing any Indebtedness, and all modifications, extensions and renewals thereof.

“Perfection Certificate” means a certificate executed by the chief executive officer and chief legal officer of Borrower, substantially in the form of Schedule 3.1 hereto.

“Permitted Debt” means (a) the Indebtedness; and (b) any other Debt listed on Exhibit 1.1C hereto (if any) and any extensions, renewals, replacements, modifications and refundings of any such Debt if, and to the extent, permitted by Exhibit 1.1C; provided, however, that the principal amount of such Debt may not be increased from the amount shown as outstanding on such exhibit.

“Permitted Liens” means (a) Liens securing the Indebtedness; (b) Liens for taxes and other statutory Liens, landlord’s Liens and similar Liens arising out of operation of law (provided they are subordinate to Agent’s Liens on the Collateral) so long as the obligations secured thereby are not past due or are being contested and the proceedings contesting such obligations have the effect of preventing the forfeiture or sale of the property subject to such Lien; (c) Liens described on Exhibit 1.1D hereto (if any), provided, however, that no debt not now secured by such Liens shall become secured by such Liens hereafter and such Liens shall not encumber any other assets.

“Person” means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, any government or any agency or political subdivision of any government, or any other entity or organization.

“Prime Rate” shall mean the rate announced from time to time by Agent as its prime rate, which is one of several interest rate indexes used by the Agent. The Agent lends at rates, above or below its prime rate and such rate is not the lowest or more favorable rate offered by the Agent.

“Regulated Materials” means any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

“Revolving Credit Period” means the period from and including the date of this Agreement to but not including the Termination Date.

“Secured Parties” shall have the meaning set forth in the 1999 Security Agreement.

“Secured Obligations” has the meaning set forth in the 1999 Security Agreement.

Bank:	Borrower:

5

“Security Agreements” means this Agreement as it relates to a security interest in the Collateral, the 1999 Security Agreement and any other mortgage instrument, security agreement or similar instrument now or hereafter executed by Borrower or other Person granting Bank a security interest in any Collateral to secure the Indebtedness.

“Services Agreement” means, as to Wachovia, any Sweep Plus Loan & Investment Services Agreement or other similar agreement between Wachovia and Borrower, and any modifications thereto.

“Solvent” means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair valuation greater than its liabilities, at fair valuation.

“Subsidiary” means any corporation, partnership or other entity in which Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by such Person.

“Supporting Obligation” has the meaning set forth in the Code.

“Termination Date” means June 30, 2006, or such later date as may be designated in writing by Banks.

1.2    Financial Terms. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.

Bank:	Borrower:

6

EXHIBIT 1.1A

Permitted Debt

None

Bank:	Borrower:

EXHIBIT 1.1C

Permitted Debt

The following shall be additional Permitted Debt:

1.    Debt not exceeding $750,000 in aggregate principal amount at any time outstanding for Borrower and all Subsidiaries, incurred to purchase Equipment, provided that the amount of such Debt shall not at any time exceed the purchase price of the Equipment purchased.

2.    Debt representing hedging liabilities owed to any Bank, if any.

3.    Debt payable to suppliers and other trade creditors in the ordinary course of business on ordinary and customary trade terms and which is not past due.

4.    Debt of any Subsidiary to Borrower or another Subsidiary.

5.    Endorsement of checks for collection in the ordinary course of business.

6.    Existing Debt owed to GE Capital under Equipment leases.

7.    $4,500,000 Industrial Development Revenue Bonds, Taxable Series 1999 (Chattanooga, Tennessee) and related letters of credit obligations.

8.    $5,200,000 Taxable Variable Rate Demand Bonds, Series 1999 (Stockton, California) and related letters of credit obligations.

9.    Existing Debt for Capital Lease (Corporate Office facility Racetrack Road).

Bank:	Borrower:

EXHIBIT 1.1D

Permitted Liens

The following shall be additional Permitted Liens:

1.    Deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and similar laws.

2.    Attachment, judgment and other similar non-tax Liens arising in connection with court proceedings but only if and for so long as (a) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (b) the validity and/or amount of the claims secured thereby are being actively contested in good faith by appropriate legal proceedings and (c) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person’s business.

3.    Liens securing Permitted Debt incurred solely for the purpose of financing the acquisition or lease of equipment or real property, provided that such Lien does not secure more than the purchase price of such equipment or real property and does not encumber property other than the purchased property.

4.    Liens securing Permitted Debt described in Items 7 and 8 of Exhibit 1.1C.

Bank:	Borrower:

EXHIBIT 11.14

Additional Terms

None

Bank:	Borrower: